Exhibit 10.43

Catalent Pharma Solutions 14 Schoolhouse Road Somerset, NJ 08873 T (732) 537-6401 F (732) 537-5932	John Chiminski President & Chief Executive Officer

May 2, 2011

Mr. Barry Littlejohns
5 Buckeye Lane
Flemington, NJ, 08822

Dear Barry:

Congratulations on your offer of employment! Catalent is the leading provider of pharmaceutical development services, drug-delivery technologies, manufacturing and packaging services to the global pharmaceutical and biotechnology industry. We take great pride in hiring executives who have talent, drive and commitment, and we are extremely delighted to have you join our team.

Attached is important information about our organization, your individual position, benefits and rewards. I encourage you to review all materials thoroughly and contact me with questions.

I am pleased to confirm in writing our offer of employment to you. The major provisions of your offer are:

1.
Position: Your position is President, Medical Delivery Systems reporting directly to myself. As the President, MDS you will also be a member of Catalent's Executive Leadership Team and located at our Somerset, NJ office.

2.
Pay: Your base bi-weekly rate of pay will be $14,230.77 (annualized to $370,000). The official Catalent workweek starts on Monday and runs through Sunday. Catalent employees are paid every other Friday, one week in arrears according to the payroll schedule included in your packet.

3.	Performance: Your performance and merit reviews will follow the standard annual review calendar for Catalent.

4.	Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance.

a.
You will be eligible for participation in our short-term incentive plan, which we call our Management Incentive Plan (MIP). Your target incentive for fiscal year 2012 (July 1, 2011 - June 30, 2012) will be 75% of your annual base salary. Annual bonus payments are determined based upon the achievement of specific financial and management objectives. This will be explained to you in more detail when you come on board, but I am glad to answer any questions you may have in the interim.

b.
You will be eligible for our health, life, disability and 401(k) retirement savings plans on your first day of employment. You will receive more information on these benefits during your new hire orientation.

c.
You will be eligible to participate in Catalent's Deferred Compensation Plan that enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home.

d.
We will recommend to the Board of Directors of PTS Holdings Corp. (parent entity of Catalent) that you be awarded 2,500 stock options to acquire shares of common stock of PTS Holdings Corp. with an exercise price per share equal to the Fair Market Value on the date of grant (as such term is defined in the Equity Documents). The grant of your award will be subject to and conditioned upon your investment within 90 days of your hire date of not less than $200,000 in cash to purchase shares of common stock of PTS Holdings Corp. at a per share purchase price equal to the Fair Market Value. Your current holding of shares of PTS Holdings Corp. common stock shall be applied against your co investment. Provided that you utilize 100% of your after-tax proceeds of your Sign-on Bonus to make your co-investment within 90 days of your hire, the remaining portion of your co-investment may be completed following the payment of the MIP bonus (as applicable) for FY2012, but in no case later than December 2012 and in any case at the FMV in effect on the date of such co-investment.

The grant of your award is also subject to the approval of the Board of Directors of PTS Holdings Corp. and the date of the grant will be the date the Board of Directors approves your award. The timing of the approval of your recommended grant is dependent on your acceptance and start date. The complete terms and conditions of this equity award, including vesting provisions and restrictive covenants will be communicated to you as part of the Equity Documents that you will receive, pending approval of the award. "Equity Documents" are defined as the PTS Holdings Corp. Management Equity Subscription Agreement, PTS Holdings Corp. Securityholders Agreement, 2007 PTS Holdings Corp. Stock Incentive Plan, and the Non-Qualified Stock Option Agreement to the 2007 PTS Holdings Corp. Stock Incentive Plan.

5.
Sign-on Bonus: You will receive a sign-on bonus of $115,000.00 payable within 30 days of your start date (the "Sign-on Bonus"). You may use any and all after-tax proceeds of your Sign-on Bonus to make your co-investment described in paragraph 4(d) above. Notwithstanding any terms herein to the contrary, the entire Sign-on Bonus shall be repaid to Catalent within 30 days following any termination of your employment (i) by you without Good Reason or (ii) by Catalent for Cause, in either case, prior to the first anniversary of your hire date. The terms "Good Reason" and "Cause" are defined in your severance agreement.

6.	Severance: A separate severance agreement letter will be provided to you to reflect a severance benefit equal to your annual base salary and MIP target bonus subject to the terms of the agreement.

7.
Paid Time Off: Upon joining Catalent you will receive seven (7) paid company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). You will also be eligible to receive up to 26 days of PTO each year. For 2011, this will be prorated based upon your start date. PTO includes vacation, sick and personal days, all of which need to be used during the 2011 calendar year as we do not permit carry over, unless lawfully required.

8.
Screening: Consistent with our policies for all Catalent personnel and the special consideration of our industry, this offer is contingent upon the taking of a company-paid drug screening test, the results of which must be negative, as well as an acceptable background check. The drug screen must be completed within five days of receipt of this offer. The background check must be completed prior to your start of employment. Please sign and fax back at least one week prior to your start date the following documents authorizing us to move forward with the initiation of the required background check:

1.	Signed copy of this offer

2.	Background Check - Notice & Acknowledgement.

9.
Terms: Notwithstanding anything to the contrary herein, employment with Catalent is not for any definite period of time and is terminable, with or without notice, at the will of either you or the company at any time for any reason. There shall be no contract, express or implied, of employment.

10.
Confidentiality: Catalent does not hire people for the purpose of acquiring their current or former employer's trade secrets, intellectual property, or other confidential or proprietary information, and Catalent does not want access to any materials containing such information. Consequently, any documents, computer discs, etc. containing any such information should be returned to your current or former employer, and in no case may such information be brought to, or used, at Catalent.

11.
Ethics: As a company. founded on a core set of values, you will be provided with Catalent's Standards of Business Conduct and be prepared to sign a letter of compliance. You also represent that there is nothing that will prevent you from performing the role and duties commensurate of a Business Unit President with global responsibilities.

12.
Orientation: Orientation for new hires is conducted monthly at the Somerset facility. We will work out a mutually agreeable day and time for your orientation to receive information about the benefits program, as well as technology training. The Immigration Reform and Control Act of 1986 require employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please bring the appropriate identifying documents with you on your first day of employment. A sample copy of the 1-9 form including a list of accepted documentation of proof of work authorization is attached in this offer packet for your review. You do not need to complete this form now, but will be asked to complete it on your first day of employment. Typical identification items include your driver's license and social security card.

13.	Start Date: Your first day of employment will be July 1, 2011 subject to the release date from your current employer.

Your agreement to the terms of this letter supersedes any other oral or written agreement or understanding you have with the Company (including any predecessor entity) regarding your eligibility for rewards and benefits. As mentioned above, please fax back a signed copy of this offer, the completed Background Check - Notice & Acknowledgment to commence your background investigation to Anna Murray at 732-537-5932. Please sign below your agreement to the terms of this letter. If you have any questions, please feel free to call me at 732-537-6401 or Lance Miyamoto at 732-537-6147.

We look forward to you joining the team!

Sincerely,

/s/ John Chiminski
John Chiminski
President and Chief Executive Officer,
Catalent Pharma Solutions, Inc.

Enclosures

cc: Lance Miyamoto

I accept the above offer of employment:

/s/ Barry Littlejohns                 May 2, 2011

Barry Littlejohns                    Date